Exhibit 99.1

Curtiss-Wright Reports Fourth Quarter and Full-Year 2016 Financial Results and Issues 2017 Guidance

CHARLOTTE, N.C.--(BUSINESS WIRE)--February 15, 2017--Curtiss-Wright Corporation (NYSE: CW) reported financial results for the fourth quarter and full-year ended December 31, 2016.

Fourth Quarter 2016 Highlights

  Earnings per diluted share of $1.58;
  Free cash flow of $135 million, resulting in free cash flow conversion of 192%, as defined herein;
  Net sales of $566 million;
  Operating income of $106 million, down 2% as compared with the prior year, or up 20% as compared with 2015 pro forma results, as defined herein;
  Operating margin of 18.8%, up 40 basis points as compared with the prior year, or up 320 basis points as compared with 2015 pro forma results, as defined herein; and
  Share repurchase of approximately $25 million.

Full-Year 2016 Highlights

  Earnings per diluted share of $4.20;
  Free cash flow of $376 million, resulting in free cash flow conversion of 199%, as defined herein;
  Net sales of $2.11 billion;
  Operating income of $308 million, down 1% as compared with the prior year, or up 6% as compared with 2015 pro forma results, as defined herein;
  Operating margin of 14.6%, up 50 basis points as compared with the prior year, or up 130 basis points as compared with 2015 pro forma results, as defined herein;
  Backlog of $2.0 billion increased 1% from December 31, 2015; and
  Share repurchase of approximately $100 million or 1.2 million shares.

“We concluded the year with a solid fourth quarter performance, reporting a 20% increase in operating income on essentially flat sales, when compared with our 2015 pro forma results,” said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. “Further, we produced very strong free cash flow driven by a significant reduction in working capital, and robust operating margin of 18.8% that was driven by increased profitability on our defense electronics products, solid margins on the AP1000 program, and the benefit of our ongoing margin improvement initiatives.”

“We continue to deliver on our long-term strategy of delivering solid operating margin expansion and free cash flow generation. Full-year 2016 operating margin of 14.6% represents an increase of 130 basis points, when compared with our 2015 pro forma results, demonstrating the benefits of our ongoing margin improvement initiatives, particularly our segment consolidation activities, as well as the strong profitability associated with the AP1000 program. As a result of this excellent performance, we achieved our target to reach the top quartile of our peer group for operating margin expansion. In addition, we significantly exceeded expectations with a record $376 million in free cash flow in 2016, as we efficiently reduced working capital and produced strong free cash flow during the fourth quarter.”

“For 2017, we expect an improved sales performance, led by continued solid growth in our defense markets supplemented by the benefit of our recent acquisition of Teletronics Technology Corporation (TTC), partially offset by ongoing industry challenges impacting several of our commercial markets. We remain extremely focused on driving increased operational efficiencies to help mitigate top-line headwinds, while also continuing to invest in our future growth, as we continue our drive for top-quartile financial performance to generate significant value for our shareholders.”

Fourth Quarter 2016 Operating Results from Continuing Operations

(In thousands)	4Q-2016	4Q-2015	Chg vs. 2015 Reported	Chg vs. 2015 Pro Forma*
Sales	$565,566	$588,755	(4%)	Flat
Operating income	106,173	108,527	(2%)	20%
Operating margin	18.8%	18.4%	40 bps	320 bps

*2015 Pro Forma results exclude the one-time China AP1000 fee of $20 million recognized as revenue and operating income in the fourth quarter of 2015. This affected the Power segment and total Curtiss-Wright.

Sales

Sales of $566 million in the fourth quarter decreased $23 million, or 4%, compared with the prior year, primarily reflecting a $17 million, or 3%, decrease in organic sales, as well as $6 million, or 1%, in unfavorable foreign currency translation. These results primarily reflect the timing of AP1000 revenue in the Power segment, as the prior year period included the aforementioned one-time AP1000 fee. Elsewhere, continued lower demand in the energy sector within the Commercial/Industrial segment was partially offset by higher aerospace and ground defense sales in the Defense segment.

Meanwhile, excluding the aforementioned one-time AP1000 fee, fourth quarter 2016 sales were essentially flat compared with 2015 pro forma results.

From an end market perspective, sales to the defense markets increased 4%, while sales to the commercial markets decreased 8%, compared with the prior year. Please refer to the accompanying tables for a breakdown of sales by end market.

Operating Income

Operating income in the fourth quarter was $106 million, a decrease of $2 million, or 2%, compared with the prior year. These results reflect lower operating income on the AP1000 program in the Power segment, partially offset by improved efficiency in the Commercial/Industrial segment, despite lower sales, and higher profitability on our electronics products in the Defense segment.

Operating margin was 18.8%, an increase of 40 basis points over the prior year, reflecting the benefits of our ongoing margin improvement initiatives, despite lower sales.

Excluding the aforementioned one-time AP1000 fee, fourth quarter 2016 operating income increased 20%, while operating margin improved 320 basis points to 18.8%, compared with 2015 pro forma results.

Non-segment Expense

Non-segment expenses increased by $2 million compared with the prior year, principally due to higher corporate expenses.

Net Earnings

Fourth quarter net earnings were flat compared with the prior year, as lower operating income and higher interest expense were mainly offset by lower taxes. Our effective tax rate for the current quarter was 26.3%, a decrease from 28.8% in the prior year, principally driven by reduction of unrecognized tax benefits and a reversal of certain valuation allowances offset by lower research and development credits.

Free Cash Flow

(In thousands)	4Q-2016	4Q-2015
Net cash provided by operating activities	$155,985	$167,170
Capital expenditures	(20,649)	(11,664)
Free cash flow	$135,336	$155,506

Free cash flow, defined as cash flow from operations less capital expenditures, was $135 million for the fourth quarter of 2016, a decrease of $20 million compared with the prior year. Net cash provided by operating activities decreased $11 million to $156 million, primarily due to higher tax payments, partially offset by improved working capital. Capital expenditures increased by $9 million to $21 million, due to increased investment in a facility expansion in the Commercial/Industrial segment.

New Orders and Backlog

New orders of $497 million in the fourth quarter decreased 47% as the prior year period included the receipt of a significant AP1000 order within the Power segment. Excluding that impact, new orders increased 5% compared with the prior year. Backlog of $2.0 billion increased 1% from December 31, 2015, primarily due to growth in the naval defense businesses.

Other Items – Share Repurchase

During the fourth quarter, the Company repurchased 265,900 shares of its common stock for approximately $25 million. For full-year 2016, the Company repurchased 1.2 million shares of its common stock for approximately $100 million.

Full-Year 2017 Guidance

The Company is issuing its full-year 2017 financial guidance as follows:

	2016 Reported	2017 Guidance (Including TTC)
Total sales	$2.11 billion	$2.17 - $2.21 billion
Operating income	$308 million	$316 - $325 million
Operating margin	14.6%	14.6% - 14.7%
Interest expense	$41 million	$40 - $41 million
Diluted earnings per share	$4.20	$4.30 - $4.40
Diluted shares outstanding	45.0 million	44.9 million
Free cash flow	$376 million	$260 - $280 million

Notes:

  Full-year 2017 guidance includes the acquisition of TTC, which adds $65 million in sales to the Defense segment, and is breakeven on operating income and earnings per share, including purchase accounting costs.
  A more detailed breakdown of the Company’s 2017 guidance by segment and by market can be found in the accompanying schedules.

Fourth Quarter 2016 Segment Performance

Commercial/Industrial

(In thousands)	4Q-2016	4Q-2015	Change
Sales	$278,346	$289,882	(4%)
Operating income	48,474	42,724	13%
Operating margin	17.4%	14.7%	270 bps

Sales for the fourth quarter were $278 million, a decrease of $12 million, or 4%, over the prior year. Organic sales decreased 2%, excluding $5 million in unfavorable foreign currency translation. In the general industrial market, we experienced continued lower sales of severe-service valves serving the energy markets. We also experienced declines in the commercial aerospace market, primarily due to reduced sales of surface treatment services as well as lower sales to Boeing. In the naval defense market, we experienced higher valve revenues supporting the initial ramp-up on the new CVN-80 aircraft carrier program.

Operating income in the fourth quarter was $49 million, up 13% from the prior year, while operating margin improved 270 basis points to 17.4%. The increase in operating income and margin primarily reflects higher sales and improved profitability for industrial vehicle products driven by our ongoing margin improvement initiatives. We also experienced higher profitability for sensors and controls products, despite lower sales, due to ongoing margin improvement initiatives. This performance was partially offset by lower profitability for surface treatment services, based on lower sales. In addition, favorable foreign currency translation added $1 million to current quarter operating income.

Defense

(In thousands)	4Q-2016	4Q-2015	Change
Sales	$133,353	$126,818	5%
Operating income	34,015	31,000	10%
Operating margin	25.5%	24.4%	110 bps

Sales for the fourth quarter were $133 million, an increase of $7 million, or 5%, from the prior year. Organic sales increased 6% from the prior year, excluding approximately $1 million in unfavorable foreign currency translation. In the aerospace defense market, we experienced higher sales of embedded computing products on various helicopter and Intelligence, Surveillance and Reconnaissance (ISR) programs. In the ground defense market, our results reflect higher sales of our turret drive stabilization systems for armored tanks to international customers. These increases were partially offset by lower naval defense market sales of helicopter handling systems on the DDG-51 program.

Operating income in the fourth quarter was $34 million, an increase of $3 million, or 10%, compared with the prior year, while operating margin increased 110 basis points to 25.5%. These improvements in operating income and margin were driven primarily by higher sales and favorable mix for our defense electronics products, as well as the benefits of our ongoing margin improvement initiatives. Favorable foreign currency translation added approximately $1 million to current quarter operating income.

Power

(In thousands)	4Q-2016	4Q-2015	Change
Sales	$153,867	$172,055	(11%)
Operating income	31,600	40,476	(22%)
Operating margin	20.5%	23.5%	(300 bps)

Sales for the fourth quarter were $154 million, a decrease of $18 million, or 11%, from the prior year. These results primarily reflect the timing of AP1000 revenue within the power generation market, as the prior year period included the aforementioned one-time AP1000 fee. Excluding that impact, sales were up 1% compared with 2015 pro forma results, as higher AP1000 production revenues mainly offset lower aftermarket sales supporting currently operating nuclear reactors. Naval defense market sales were flat, as higher revenues for pumps and generators, most notably supporting the ramp-up on the new Ohio-class replacement submarine program, were offset by lower revenues on the CVN-79 aircraft carrier program as production is nearing completion, and the Virginia-class submarine program, based on the timing of production.

Operating income in the fourth quarter was $32 million, a decrease of $9 million, or 22%, compared with the prior year, while operating margin decreased 300 basis points to 20.5%. These results primarily reflect lower profitability on the AP1000 program, as the prior year period included the aforementioned one-time AP1000 fee. Excluding that impact, operating income increased 54%, while operating margin improved 700 basis points to 20.5%, compared with 2015 pro forma results. This performance was primarily driven by higher AP1000 production volumes, as well as improved profitability in the aftermarket power generation business, despite relatively flat sales.

Conference Call & Webcast Information

The Company will host a conference call to discuss fourth quarter and full-year 2016 financial results and expectations for 2017 guidance at 9:00 a.m. EST on Thursday, February 16, 2017. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company’s website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended				Year Ended
	December 31,		Change		December 31,		Change
	2016	2015	$	%	2016	2015	$	%
Product sales	$470,211	$483,512	$(13,301)	(3%)	$1,714,358	$1,796,802	$(82,444)	(5%)
Service sales	95,355	105,243	(9,888)	(9%)	394,573	408,881	(14,308)	(3%)
Total net sales	565,566	588,755	(23,189)	(4%)	2,108,931	2,205,683	(96,752)	(4%)

Cost of product sales	294,195	291,895	2,300	1%	1,100,287	1,156,596	(56,309)	(5%)
Cost of service sales	62,646	72,546	(9,900)	(14%)	258,161	265,832	(7,671)	(3%)
Total cost of sales	356,841	364,441	(7,600)	(2%)	1,358,448	1,422,428	(63,980)	(4%)

Gross profit	208,725	224,314	(15,589)	(7%)	750,483	783,255	(32,772)	(4%)

Research and development expenses	14,125	15,204	(1,079)	(7%)	58,592	60,837	(2,245)	(4%)
Selling expenses	26,203	31,042	(4,839)	(16%)	111,228	121,482	(10,254)	(8%)
General and administrative expenses	62,224	69,541	(7,317)	(11%)	272,565	290,319	(17,754)	(6%)

Operating income	106,173	108,527	(2,354)	(2%)	308,098	310,617	(2,519)	(1%)

Interest expense	10,554	9,085	1,469	16%	41,248	36,038	5,210	14%
Other income, net	293	10	283	NM	1,111	615	496	NM

Earnings before income taxes	95,912	99,452	(3,540)	(4%)	267,961	275,194	(7,233)	(3%)
Provision for income taxes	(25,244)	(28,690)	3,446	(12%)	(78,579)	(82,946)	4,367	(5%)
Earnings from continuing operations	$70,668	$70,762	$(94)	0%	$189,382	$192,248	$(2,866)	(1%)

Loss from discontinued operations, net of tax	(2,053)	(913)	(1,140)	NM	(2,053)	(46,787)	44,734	NM

Net earnings	$68,615	$69,849	$(1,234)	(2%)	$187,329	$145,461	$41,868	29%

Basic earnings per share
Earnings from continuing operations	$1.60	$1.56			$4.27	$4.12
Earnings from discontinued operations	(0.05)	(0.02)			(0.05)	(1.00)
Total	$1.55	$1.54			$4.22	$3.12

Diluted earnings per share
Earnings from continuing operations	$1.58	$1.53			$4.20	$4.04
Earnings from discontinued operations	(0.05)	(0.02)			(0.05)	(0.99)
Total	$1.53	$1.51			$4.15	$3.05

Dividends per share	$0.13	$0.13			$0.52	$0.52

Weighted average shares outstanding:
Basic	44,173	45,245			44,389	46,624
Diluted	44,783	46,143			45,045	47,616

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	December 31,	December 31,	Change
	2016	2015	%
Assets
Current assets:
Cash and cash equivalents	$553,848	$288,697	92%
Receivables, net	463,062	566,289	(18%)
Inventories	366,974	379,591	(3%)
Other current assets	30,927	40,306	(23%)
Total current assets	1,414,811	1,274,883	11%
Property, plant, and equipment, net	388,903	413,644	(6%)
Goodwill	951,057	972,606	(2%)
Other intangible assets, net	271,461	310,763	(13%)
Other assets	11,549	17,715	(35%)
Total assets	$3,037,781	$2,989,611	2%

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$150,668	$1,259	NM
Accounts payable	177,911	163,286	9%
Accrued expenses	130,239	131,863	(1%)
Income taxes payable	18,274	7,956	130%
Deferred revenue	170,143	181,671	(6%)
Other current liabilities	28,027	37,190	(25%)
Total current liabilities	675,262	523,225	29%
Long-term debt, net	815,630	951,946	(14%)
Deferred tax liabilities, net	49,722	54,447	(9%)
Accrued pension and other postretirement benefit costs	107,151	103,723	3%
Long-term portion of environmental reserves	14,024	14,017	0%
Other liabilities	84,801	86,830	(2%)
Total liabilities	1,746,590	1,734,188	1%

Stockholders' equity
Common stock, $1 par value	$49,187	$49,190	0%
Additional paid in capital	129,483	144,923	(11%)
Retained earnings	1,754,907	1,590,645	10%
Accumulated other comprehensive loss	(291,756)	(225,928)	29%
Less: cost of treasury stock	(350,630)	(303,407)	16%
Total stockholders' equity	1,291,191	1,255,423	3%

Total liabilities and stockholders' equity	$3,037,781	$2,989,611	2%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s in thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
			Change			Change
	2016	2015	%	2016	2015	%
Sales:
Commercial/Industrial	$278,346	$289,882	(4%)	$1,118,768	$1,184,791	(6%)
Defense	133,353	126,818	5%	466,654	477,413	(2%)
Power	153,867	172,055	(11%)	523,509	543,479	(4%)

Total sales	$565,566	$588,755	(4%)	$2,108,931	$2,205,683	(4%)

Operating income (expense):
Commercial/Industrial	$48,474	$42,724	13%	$156,550	$171,525	(9%)
Defense	34,015	31,000	10%	98,291	98,895	(1%)
Power	31,600	40,476	(22%)	76,472	74,987	2%

Total segments	$114,089	$114,200	0%	$331,313	$345,407	(4%)
Corporate and other	(7,916)	(5,673)	(40%)	(23,215)	(34,790)	33%

Total operating income	$106,173	$108,527	(2%)	$308,098	$310,617	(1%)

Operating margins:
Commercial/Industrial	17.4%	14.7%		14.0%	14.5%
Defense	25.5%	24.4%		21.1%	20.7%
Power	20.5%	23.5%		14.6%	13.8%
Total Curtiss-Wright	18.8%	18.4%		14.6%	14.1%

Segment margins	20.2%	19.4%		15.7%	15.7%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s in thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
			Change			Change
	2016	2015	%	2016	2015	%
Defense markets:
Aerospace	$79,857	$75,656	6%	$296,287	$304,521	(3%)
Ground	25,626	24,307	5%	84,280	85,722	(2%)
Naval	104,610	103,813	1%	401,279	388,686	3%
Other	3,699	2,140	73%	11,884	8,340	42%
Total Defense	$213,792	$205,916	4%	$793,730	$787,269	1%

Commercial markets:
Aerospace	$98,206	$103,985	(6%)	$397,258	$398,529	0%
Power Generation	123,345	141,547	(13%)	408,376	436,396	(6%)
General Industrial	130,223	137,307	(5%)	509,567	583,489	(13%)
Total Commercial	$351,774	$382,839	(8%)	$1,315,201	$1,418,414	(7%)

Total Curtiss-Wright	$565,566	$588,755	(4%)	$2,108,931	$2,205,683	(4%)

Use of Non-GAAP Financial Information (Unaudited)

The Corporation supplements its financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. Curtiss-Wright believes that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. Curtiss-Wright encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating Income

The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company’s ongoing business performance. Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	December 31,
	2016 vs. 2015
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	(2%)	12%	6%	7%	(11%)	(22%)	(3%)	(3%)
Acquisitions	0%	0%	0%	0%	0%	0%	0%	0%
Foreign Currency	(2%)	1%	(1%)	3%	0%	0%	(1%)	1%
Total	(4%)	13%	5%	10%	(11%)	(22%)	(4%)	(2%)

	Year Ended
	December 31,
	2016 vs. 2015
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	(5%)	(11%)	(1%)	(6%)	(4%)	2%	(4%)	(4%)
Acquisitions	0%	0%	0%	0%	0%	0%	0%	0%
Foreign Currency	(1%)	2%	(1%)	5%	0%	0%	0%	3%
Total	(6%)	(9%)	(2%)	(1%)	(4%)	2%	(4%)	(1%)

Free Cash Flow and Free Cash Flow Conversion

The Corporation discloses free cash flow because it measures cash flow available for investing and financing activities. Free cash flow represents cash available to repay outstanding debt, invest in the business, acquire businesses, return capital to shareholders and make other strategic investments. Free cash flow is defined as cash flow provided by operating activities less capital expenditures. The Corporation discloses free cash flow conversion because it measures the proportion of net earnings converted into free cash flow and is defined as free cash flow divided by net earnings from continuing operations.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net cash provided by operating activities	$155,985	$167,170	$423,197	$162,479
Capital expenditures	(20,649)	(11,664)	(46,776)	(35,512)
Free cash flow	$135,336	$155,506	$376,421	$126,967

Pension Payment	—	—	—	145,000

Adjusted free cash flow	$135,336	$155,506	$376,421	$271,967

Free Cash Flow Conversion	192%	220%	199%	141%

CURTISS-WRIGHT CORPORATION
2017 Guidance (from Continuing Operations)
As of February 15, 2017
($'s in millions, except per share data)

				2017 Guidance (2)
	2015 Reported	2015 Pro Forma (1)	2016 Reported	(Including TTC)
				Low	High
Sales:
Commercial/Industrial	$1,185	$1,185	$1,119	$1,100	$1,120
Defense	477	477	467	540	550
Power	543	523	524	525	535
Total sales	$2,206	$2,186	$2,109	$2,165	$2,205

Operating income:
Commercial/Industrial	$172	$172	$157	$158	$163
Defense	99	99	98	103	106
Power	75	55	76	77	79
Total segments	345	325	331	337	347
Corporate and other	(35)	(35)	(23)	(21)	(23)
Total operating income	$311	$291	$308	$316	$325

Interest expense	$36	$36	$41	$40	$41
Earnings before income taxes	275	255	268	278	284
Provision for income taxes	(83)	(77)	(79)	(85)	(87)
Net earnings	$192	$178	$189	$193	$197

Reported diluted earnings per share	$4.04	$3.74	$4.20	$4.30	$4.40
Diluted shares outstanding	47.6	47.6	45.0	44.9	44.9
Effective tax rate	30.1%	30.1%	29.3%	30.5%	30.5%

Operating margins:
Commercial/Industrial	14.5%	14.5%	14.0%	14.3%	14.5%
Defense	20.7%	20.7%	21.1%	19.0%	19.2%
Power	13.8%	10.5%	14.6%	14.6%	14.7%
Total operating margin	14.1%	13.3%	14.6%	14.6%	14.7%

Notes:

Full year amounts may not add due to rounding

(1) Our 2015 Pro Forma results exclude the one-time China AP1000 fee of $20 million recognized as revenue and operating income in the fourth quarter of 2015, as we believe that the removal more accurately reflects our core operations and provides a more comprehensive understanding of our financial results. This affects the Power segment and Total Curtiss-Wright.

(2) Full-year 2017 guidance includes the acquisition of TTC, which adds $65 million in sales to the Defense segment, and is breakeven on operating income and earnings per share, including purchase accounting costs.

CURTISS-WRIGHT CORPORATION
2017 Sales Growth Guidance by End Market (from Continuing Operations)
As of February 15, 2017

2017 % Change vs 2016
(Including TTC)

Defense Markets
Aerospace	28 - 30%
Ground	(4 - 6%)
Navy	(3 - 5%)
Total Defense	7 to 9%
(Including Other Defense)

Commercial Markets
Commercial Aerospace	Flat
Power Generation	3 - 5%
General Industrial	(1 - 3%)
Total Commercial	0 to 2%

Total Curtiss-Wright Sales	3 to 5%

Notes:

Full year amounts may not add due to rounding.

Full-year 2017 guidance includes the acquisition of TTC, which adds $65 million in sales, primarily to the aerospace defense market and to a lesser extent to the commercial aerospace market.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE: CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 8,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this press release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of the Company’s acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT:
Curtiss-Wright Corporation
Jim Ryan, 704-869-4621
Jim.Ryan@curtisswright.com